EXHIBIT 99

FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                             (281) 496-5000

    Reading & Bates Corporation Acquires Additional Working Interest
           In the Allegheny Field in the U. S. Gulf of Mexico


August  27, 1997,  Houston,  Texas....Reading & Bates Corporation (RB-NYSE)
announced today its wholly owned subsidiary, Reading & Bates Development Co. (Development), has entered into a letter of intent to acquire an additional 20% working interest in the Allegheny Field in the U.S. Gulf of Mexico in Green Canyon Blocks 253, 254, 297 and 298 as a part of a multiparty transaction which is subject to approval by the U.S. Minerals Management Service. This transaction doubles Development's ownership and reserve exposure and facilitates the Field development on a fast track basis. An innovative option arrangement limits Development's downside risk for a one year period. The new operator, British-Borneo Petroleum, Inc., which is acquiring a 60% working interest, projects first oil will be produced in the second half of 1999.

The Allegheny field contains four suspended wells which should be available for use as producers in the initial development, together with a fifth well to be drilled immediately after production start-up. The field will be developed using a SeaStar mini-tension leg platform which is being designed with the capacity to handle 27,500 BOD and 45 MMCFGD of peak production. British-Borneo currently estimates development costs for Allegheny at $243 million. To achieve the planned first oil schedule, British-Borneo plans to substantially replicate the production system, including the first SeaStar mini TLP, which is currently under construction for its Morpeth field.

Over the next 12 months, Development may elect, at its sole option, either to remain in the development or sell its 40% working interest to British-Borneo for a cash sum of $25 million plus interest. During this 12 month period, British-Borneo will fund Development's 40% share of the project's costs, which will be repaid with interest should Development elect to stay in the project.

Paul B. Loyd, Jr., Chairman, Chief Executive Officer and President of Reading & Bates Corporation stated, "This is a very significant transaction for Reading & Bates Development Co.: it puts Allegheny on a fast track development with potential for first oil in the second half of 1999 and doubles our reserve exposure. We are essentially duplicating British-Borneo's development plans for the Morpeth field, giving us additional confidence in the projected cost and development schedule. We are also confident that this transaction will build shareholder value in Reading & Bates Development Co. and that with near term production which should be significant to our 40% working interest, the market will now be in a much better position to assess this value."

Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby
participates  in reservoir risk sharing.           Through its  TOPS  joint
venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services. In July Reading & Bates and Falcon Drilling Company Inc. announced that they have agreed to combine their companies into a new company--R&B Falcon Corporation--which will operate the world's largest offshore drilling fleet.

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